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THE HARTFORD FINANCIAL SERVICES GROUP, INC.

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Dear Shareholders:

2013 marked a milestone in The Hartford’s turnaround and transformation. Thanks to the hard work of nearly 19,000 employees and their dedication to serving customers and partners, The Hartford’s core earnings1 grew 26 percent to $1.7 billion, or $3.55 per diluted share. Net income was $176 million, or $0.34 per diluted share. This momentum continued in the first-quarter of 2014, with core earnings of $564 million, up 23% from the prior-year period, and net income of $495 million.

The Hartford’s strategy for shareholder value creation remains consistent: 1) profitably grow the company’s focused portfolio of businesses, 2) further reduce the size and risk of the legacy variable annuity liabilities, and 3) transform the company to deliver more customer value while increasing operating effectiveness and efficiency. Executing these elements will continue to build financial strength and flexibility, with the goal of generating greater value for shareholders.

OUR STRATEGY IS CONSISTENT

The Hartford’s strategic execution drove 2013 core earnings growth of 41 percent in Property & Casualty, Group Benefits, and Mutual Funds. The increases in Property & Casualty and Group Benefits resulted from disciplined pricing and underwriting, expanding margins, and lighter catastrophe-related losses. In Mutual Funds, earnings growth was driven by higher assets under management.

As a result of our actions and the benefit of global market improvements, we significantly reduced the size and risk of the legacy variable annuity (VA) blocks in the runoff business, known as Talcott Resolution. On April 28, 2014, The Hartford announced a definitive agreement to sell its Japan annuity operations to ORIX Life Insurance Corporation. The sale of our Japan operations, which is expected to close in July 2014, is a win for The Hartford, Japan teammates, customers, and shareholders. For The Hartford, the transaction will accelerate our transformation into an insurance underwriting company that can concentrate more attention and resources on its successful and growing P&C, Group Benefits, and Mutual Funds businesses. All 150 employees of Hartford Life Insurance K.K. (HLIKK) in Japan will join a financially strong Japanese firm that will continue to provide high-quality service to customers. For shareholders, the sale will generate an estimated $1.4 billion capital benefit and materially reduce The Hartford’s risk profile. By speeding the return of capital from the Japan business, the company will be able to redeploy it faster for activities that enhance shareholder value.

In addition, the number of VA contracts declined 14 percent in the U.S. in 2013, reflecting a permanent reduction in risk. We also sold our small U.K. VA book for approximately $285 million to a subsidiary of Berkshire Hathaway.

THE HARTFORD FINANCIAL SERVICES GROUP, INC.    1

The Hartford has transformed into a more effective and efficient company—one that works better for customers, partners, and employees. The company has been simplifying and improving processes and investing in capabilities so that we can deliver exceptional customer value and get innovative and profitable products to market faster. These improvements are also enabling employees to respond more quickly to the needs of customers and partners.

Through the disciplined execution of its strategy, The Hartford has achieved the financial strength and flexibility to support and invest in its businesses for profitable growth as well as pay down debt and buy back equity. The company reduced its debt by $820 million and returned a total of $856 million to shareholders in 2013, $633 million in equity repurchases and $223 million in dividends. Our total shareholder return for the year was 64 percent, compared with 32 percent for the S&P Index and 47 percent for the S&P Insurance Composite Index.

Further affirming its strong financial position and improved capital-generation outlook, The Hartford announced in February 2014 a balanced $2.656 billion capital management plan for 2014 and 2015, of which $2 billion is for equity repurchases and $656 million for maturing debt repayment. After closing the sale of the Japan annuity operations, we will provide an update on incremental capital management actions we will take as a result of the transaction.

The company’s $79 billion investment portfolio, which backs The Hartford’s insurance liabilities and surplus, is healthy and well-positioned to deal with economic uncertainty. As of December 31, 2013, the portfolio has an “A” weighted average credit quality rating, and our asset/liability management is defensively positioned for resumption of a modest rise in interest rates over 2014.

I am proud of The Hartford’s employees, and thank them for their collective work in turning around the company and delivering an outstanding year. They remain focused on executing the strategy while helping customers prepare for the unexpected, protect what is uniquely important, and prevail when the unexpected happens. We are energized by our accomplishments, but recognize that there is much work ahead to become a company that consistently sustains high levels of performance.

To make 2014 another year of significant achievement, we are maintaining our focus on execution, profitable growth, and efficiency, and coming to work each day determined to win in the marketplace. The rest of this letter will describe how The Hartford plans to compete more effectively and seize new opportunities for profitable growth.

Investing in Our Future

We are committed to being a top-quartile performer. To achieve this objective, we recognize the importance of building for the future, so we are investing in all aspects of the business, including people, solutions, infrastructure, and distribution. In 2013, The Hartford launched a plan to invest more than $1.5 billion through 2016 in new systems, applications, and business platforms to enable the company to bring products to market faster at lower costs, sharpen pricing and underwriting skills, and modernize foundational technology such as digital capabilities.

The Hartford has competitive advantages in insurance underwriting, claims management, and distribution—core competencies developed over decades. The company’s underwriting discipline manages exposure to loss through favorable risk selection and diversification. The Hartford’s 5,500 dedicated claims professionals focus on delivering exceptional, compassionate customer value and ensuring quality outcomes that support the company’s financial performance. Likewise, our leading national distribution network of independent agents and brokers is a competitive advantage; we work closely with distribution partners, learning their business needs, engaging in consultative conversations, and adapting our business model to help them succeed.

Poised for Growth

Over the years, The Hartford has built a competitive advantage in providing insurance and income protection for small- and mid-sized businesses as well as mature individual consumers. Several initiatives are in the works to position our business portfolio for greater success.

Property & Casualty Commercial

In Property & Casualty Commercial, which consists of three businesses (Small Commercial, Middle Market, and Specialty Casualty), we are building more efficient underwriting platforms and creating easy-to-use technology applications for distributors, customers, and employees. This year we will introduce a new claims management platform for these businesses, which will improve claims handling and the customer experience, as well as lower internal operating expenses. In 2014, Small Commercial expects to roll out a new product for commercial auto and complete our new business quoting and issuance platform, ICON. One of the industry’s most advanced new business submission tools, ICON enables agents to deliver a bindable quote in less than five minutes, increasing their productivity. Concurrently, we are working to advance our online service capabilities, expand distribution, and deliver new value to agency partners.

THE HARTFORD FINANCIAL SERVICES GROUP, INC.    2

Consumer Markets

Our strategy for Consumer Markets, which provides personal auto, property, and umbrella insurance, is to deliver a distinct, integrated customer experience, while achieving a lower-cost operating structure, improving pricing accuracy, and broadening the target market to adjacent segments. The Hartford’s exclusive partnership with AARP, one of the country’s largest affinity groups with approximately 38 million members, has produced strong results for nearly three decades, and we recently extended it through January 1, 2023. We are also building momentum in our principal distribution channels: AARP Direct, AARP Agency, and Non-member Agency. In these channels our focus is to balance profit and growth by pricing ahead of expected loss trends, without compromising retention. In 2014, we are investing in digital capabilities across all Consumer Markets channels as well as taking steps to enhance our other agency channel offering. These investments will extend customer and agent self-service capabilities, with a growing focus on mobile technology.

Group Benefits

In Group Benefits, where The Hartford is a leader in the employee benefits market, we expect the rebound in profitability during 2013 to continue, enabled by disciplined pricing across the entire book of business as well as improving disability loss ratios. Healthcare reform and other forces are causing a shift to voluntary and defined contribution funding, creating more employee-initiated buying. In response, The Hartford is developing new products to increase its market penetration, and redesigning its platform to meet new demands, including greater digital engagement with consumers. Group Benefits also sees opportunities to leverage its product and service expertise, distribution strength, and trusted brand to deepen penetration in the mid- to small-employer segments, where The Hartford excels.

Hartford Funds

Hartford Funds offers more than 50 mutual funds in a variety of styles and asset classes sub-advised by Wellington Management, one of the world’s premier asset managers. This partnership has delivered strong fund performance across multiple time periods, as evidenced by 42 percent, 65 percent, and 74 percent of our funds beating their Morningstar peers on a 1-, 3-, and 5-year basis, respectively. In addition, we were one of only four fund complexes to be recognized for two consecutive years by Barron’s/Lipper “Best Fund Families of 2013.” This strong performance, coupled with a focused distribution team, drove a 28 percent year-over-year increase in sales in 2013. With our attention to product oversight and development, consistent investment performance, and distribution excellence, we believe Hartford Funds has significant growth opportunities in 2014 and beyond.

Talcott Resolution

Further reducing risk in Talcott Resolution is a key element of our strategy to create shareholder value. As previously noted, on April 28, 2014, the company announced a definitive agreement to sell its Japan annuity operations to ORIX Life Insurance Corporation, a transaction that will generate an estimated March 31, 2014 pro forma capital benefit of approximately $1.4 billion. This transaction is another step in The Hartford’s transformation which increases the company’s financial flexibility, and meaningfully decreases our market risk and net income volatility. In addition, during 2014, we expect our VA policy count to decline 12 percent in the U.S.

Increasing Effectiveness and Efficiency

Having sharpened the company’s focus and aligned operations with customers’ needs, we have opportunities to run the company more effectively and efficiently. During 2013, The Hartford achieved more than 90 percent of its $850 million expense reduction target, which included costs related to the sales of the life businesses, and will eliminate the remaining expenses in 2014. Adjusted for the sale of Catalyst 360o, our member contact center for health insurance products offered through AARP, we ended 2013 with annual run rate expenses of $3.62 billion. Our efforts to simplify and improve processes should enable us to further reduce the run rate of The Hartford’s controllable expense base by approximately $200 million by the end of 2016, before expense reductions related to the sale of HLIKK.

The Next Level of Achievement

In October 2009, when I was appointed The Hartford’s Chairman and CEO, the company’s future was unclear. Since then, our top priority has been to restore strength and stability, improve risk management, clarify the company’s strategic direction, and deliver increased shareholder value.

Today, as a result of the hard work and dedication of teammates, The Hartford has refocused on its core competencies in underwriting, claims, and distribution, built one of the strongest and most collaborative management teams in financial services, and strengthened such foundational capabilities as risk management, talent and culture, technology and operations.

THE HARTFORD FINANCIAL SERVICES GROUP, INC.    3

2013 was a year in which we delivered profitable business growth, improved the company’s risk profile, and delivered superior results for shareholders. We see this momentum carrying over into 2014 with strong first quarter results and a material reduction in the company’s risk profile through the sale of the Japan operations. We move into the balance of 2014 with fast-improving businesses, financial strength and flexibility, and a commitment to invest to generate profitable business growth and top-quartile total shareholder returns.

I thank my Hartford teammates for the work they have done to turn around and transform the company, and am grateful to shareholders for their patience and support. We are optimistic about the future, and determined to continue successfully executing our strategy and fulfilling The Hartford’s vision.

Sincerely,

Liam E. McGee

Chairman, President
and Chief Executive Officer

Certain statements made in this letter to shareholders should be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These include statements about The Hartford’s future results of operations. We caution investors that these forward-looking statements are not guarantees of future performance, and actual results may differ materially. Investors should consider the important risks and uncertainties that may cause actual results to differ, including those discussed in our 2013 Annual Report on Form 10-K, in our Quarterly Reports on Form 10-Q and other filings we make with the Securities and Exchange Commission. We assume no obligation to update this letter to shareholders, which speaks as of today’s date.

About The Hartford

With more than 200 years of expertise, The Hartford (NYSE: HIG) is a leader in property and casualty insurance, group benefits and mutual funds. The company is widely recognized for its service excellence, sustainability practices, trust and integrity. More information on the company and its financial performance is available at www.thehartford.com.

(1)	Denotes financial measures not calculated based on generally accepted accounting principles (“non-GAAP financial measures”). Information regarding these non-GAAP financial measures, including reconciliations to the most directly comparable GAAP financial measures, is provided in The Hartford’s Investor Financial Supplement for the fourth quarter 2013 which is available at the Investor Relations section of The Hartford’s website at http://ir.thehartford.com.)
(2)	Excludes assets under management held in separate accounts supporting variable insurance and investment products.

THE HARTFORD FINANCIAL SERVICES GROUP, INC.    4

Proxy Summary

This summary highlights information contained In the company’s 2014 Notice of Annual Meeting and Proxy Statement (the “Proxy”). This summary does not contain all of the information that you should consider, and you should read the entire Proxy carefully before voting.

Annual Meeting of Shareholders

•	Time and Date:	Wednesday, May 21, 2014 at 12:30 p.m.
•	Place:	Wallace Stevens Theater
The Hartford Financial Services Group, Inc.
One Hartford Plaza
Hartford, CT 06155
•	Record Date:	March 24, 2014

Voting Matters

Agenda Item	Board Vote Recommendation	Proxy Page Reference (for more detail)
1. Election of Directors	FOR each Director	27
Each director nominee has an established record of accomplishment in areas relevant to overseeing the Company’s businesses and possesses qualifications and characteristics that are essential to a well-functioning and deliberative governing body.	Nominee
2. Ratification of Appointment of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm	FOR	29
As a matter of good corporate governance, the board of directors (the “Board”) is asking shareholders to ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2014.
3. Advisory Vote to Approve Executive Compensation	FOR	64
The Board is asking shareholders to approve, on an advisory basis, the compensation of the Company’s named executive officers (“NEOs”) as disclosed in this Proxy. In 2013, shareholders expressed support for the Company’s executive compensation program. As a result of shareholder feedback and an analysis of industry best practices, the Compensation and Management Development Committee (the “Committee”) took several important actions to enhance the design of the Company’s compensation program going forward and further align it to shareholders’ interests, as described in detail on page 33 of the Proxy.
4. Consideration and Approval of 2014 Incentive Stock Plan	FOR	65
The Board is seeking approval of The Hartford 2014 Incentive Stock Plan (“2014 Incentive Stock Plan”) which provides for the issuance of a maximum of 12,000,000 shares of Common Stock in connection with the grant of options and other stock-based or stock-denominated awards (approximately 2.7% of the outstanding shares of the Company as of March 17, 2014).
5. Consideration and Approval of Material Terms of Executive Bonus Program	FOR	67
To ensure compliance with Section 162(m) of the Internal Revenue Code, as amended (the “Code”), shareholders are asked to approve the material terms of the annual executive bonus program and the performance goals thereunder. Shareholders previously approved these terms in 2010.

THE HARTFORD FINANCIAL SERVICES GROUP, INC.    5

Executing on Its Strategy

In 2013, the Company achieved outstanding results for its shareholders by focusing on the key objectives highlighted below.

EXECUTING ON OUR STRATEGY

Drive profitable business growth
- Delivered P&C, Group Benefits and Mutual Funds core earnings growth of 41% over 2012
- Achieved significant margin improvement[1] in P&C Commercial, Consumer Markets and Group Benefits
- Increased Mutual Funds sales by 28% for full year 2013

+

Reduce size and risk of legacy annuity businesses
- Expanded hedging contributing to Talcott Resolution being capital self-sufficient
- Reduced variable annuity contracts in force in Japan and the U.S. by 26% and 14%, respectively
- Signed and closed the sale of the U.K. variable annuity business

+

Continue to focus on transformation
- Eliminated over 90% of the $850 million of expenses targeted by year-end 2014
- Launched plan to invest $1.5 billion through 2016 in areas such as technology, product distribution and claims
- Announced new corporate vision

=

Achieve greater financial strength and flexibility
- Increased quarterly dividend by 50%
- Reduced debt by over $800 million
- Repurchased $633 million of equity

SHAREHOLDER VALUE CREATION

61%
Stock price appreciation of 61%

#1
Outperformed S&P P&C Index by 24%; #1 among peers

98%
Outperformed the S&P 500 Index by 98%

[1] Combined ratio, excluding catastrophes and prior year loss reserve development for P&C Commercial and Consumer Markets; after tax core earnings margins for Group Benefits

The actions described above have taken the Company further down its strategic path to generate greater shareholder value by focusing on businesses that have competitive market positions, reducing the Company’s exposure to market volatility, lowering cost of capital and increasing capital flexibility.

KEY MANAGEMENT ACTIONS AND HISTORICAL TOTAL SHAREHOLDER RETURN*

In addition, the Company delivered Compensation Core Earnings and Compensation Core return on equity (“ROE”) results in 2013 that exceeded targets established by the Committee at the beginning of the year based on the Company’s annual operating plan. (See pages 41-42 and Appendix A of the Proxy for a more detailed discussion, including definitions of “Compensation Core Earnings” and “Compensation Core ROE”.)

THE HARTFORD FINANCIAL SERVICES GROUP, INC.    6

2013 Compensation Highlights

Based on the Company’s 2013 performance and its decision to sharpen its focus on the P&C, Group Benefits and Mutual Funds businesses, the Committee (and, in the case of the Company’s Chief Executive Officer (“CEO”), the independent directors) made the following key compensation decisions:

Funded the 2013 annual incentive pool at 165% of target, reflecting strong Company performance against specified earnings and ROE objectives	Calculation of the Company’s performance against pre-established financial targets would have resulted in annual incentive award funding at 182% of target. Despite significant achievements and growth in 2013, the Committee applied discretion to reduce this funding level to 165% based on certain qualitative factors, principally the benefit of benign catastrophe losses relative to budget in 2013. (page 43 of the Proxy)
Updated the Company’s peer groups to align with the Company’s sharper business focus	The Company updated both its Corporate Peer Group (used to assess competitiveness of executive compensation levels relative to market) and its Performance Peer Group (used to measure relative total shareholder return (“TSR”) performance for performance share awards). (pages 37 and 39-40 of the Proxy)
Granted special equity awards to the Company’s NEOs and other senior executives to drive achievement of transformational objectives	Special equity awards were made on October 30, 2013 to promote the retention of the leadership team, recognize the progress made to date on the Company’s transformation, and further incentivize the achievement of the Company’s strategic goals. Awards have a performance component tied to Compensation Core ROE (as defined in Appendix A) goals and a five year service requirement. (page 44 of the Proxy)

2013 NEO Compensation Summary

The total compensation package (base salary, AIP award and LTI awards) determined by the Committee (or the independent directors in the case of the CEO) for 2013 for each NEO is set forth below. This table is not a substitute for the information disclosed in the Summary Compensation Table and related footnotes, which begin on page 51 of the Proxy.

Compensation Component	L. McGee	C. Swift	D. Elliot	A. Kreczko	R. Rupp
12/31/13 Base Salary	$1,100,000	$825,000	$750,000	$630,000	$600,000
2013 AIP Award	$3,740,000	$1,850,000	$1,700,000	$1,075,000	$1,500,000
2013 Annual LTI Award	$7,500,000	$2,200,000	$2,000,000	$1,000,000	$1,400,000
2013 Special Equity Award	$5,000,000	$2,000,000	$2,000,000	$1,200,000	$1,200,000
TOTAL 2013 COMPENSATION(1)	$17,340,000	$6,875,000	$6,450,000	$3,905,000	$4,700,000
(1)	Excludes items shown under “Change in Pension Value and Nonqualified Deferred Compensation Earnings” and “All Other Compensation” in the Summary Compensation Table.

Realizable Pay & Realized Pay

NEO compensation is weighted towards variable compensation, where actual amounts earned may differ from granted amounts based on Company and individual performance. The Committee believes that a program weighted towards compensation that is variable with performance, including stock price performance, ensures that NEO interests are aligned with shareholder interests. Furthermore, because the equity awards are subject to time-based vesting, the compensation an NEO realizes in connection with equity awards is spread over several years, which the Committee believes assists in motivating the NEO to drive profitable business growth over the long term.

While the amounts shown in the Summary Compensation Table on page 51 of the Proxy reflect the grant-date value of equity awards received by an NEO, they do not reflect the impact of stock price performance on compensation. The compensation actually realizable – or realized – by the individual may be considerably more or less based on actual stock price performance. For purposes of the discussion below:

•	“SCT Compensation” means the amount shown in the “Total” column of the Summary Compensation Table, excluding the amounts shown in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” and “All Other Compensation” columns.

•	“Realizable Pay” means the sum of: (1) salary, (2) actual cash bonus paid for each fiscal year, and (3) unvested performance shares valued at target, unvested restricted stock units (“RSUs”), and the “in-the-money” value of stock options granted during the measurement period, in each case, calculated using the Company’s $36.23 stock price on December 31, 2013. Realizable pay assumes equity awards are 100% vested upon grant, even though such awards may vest over a period of three or more years.

•	“Realized Pay” means the sum of: (1) salary, (2) actual cash bonus paid for each fiscal year, and (3) the actual “take-home” value of vested equity awards during the measurement period. “Take-home value” includes distributions of equity, gains from stock option exercises, and the value of equity awards that vest but do not distribute.

THE HARTFORD FINANCIAL SERVICES GROUP, INC.    7

Three-Year Analysis

The chart below shows the difference between aggregate SCT Compensation, Realizable Pay, and Realized Pay for the Company’s CEO over the three-year period from 2011 to 2013. The CEO’s Realized Pay is approximately 51% below SCT Compensation and his Realizable Pay is approximately 31% higher than SCT Compensation for the cumulative three-year period from 2011 to 2013. Realizable Pay is higher than SCT Compensation principally due to the significant appreciation of the Company’s stock price in 2012 and 2013 and the corresponding appreciation of the value of the CEO’s equity based compensation.

CEO PAY

3-YEAR SCT COMPENSATION, REALIZABLE PAY & REALIZED PAY

(1/1/11 - 12/31/13)

One-Year Analysis

To illustrate the alignment of the Company’s compensation program with performance, the chart and the table below show the CEO’s SCT Compensation, Realizable Pay, and Realized Pay for each year during the three-year period from 2011 to 2013 against the Company’s annual TSR, including dividends. Throughout this period, CEO target compensation has remained around or below the peer group median.

CEO PAY VERSUS PERFORMANCE

SCT COMPENSATION, REALIZABLE PAY & REALIZED PAY

CEO Pay Versus Performance	2011	2012	2013
SCT Compensation	$7,600,000	$10,950,000	$17,340,000
Realizable Pay	$7,383,874	$17,930,411	$21,586,762
Realized Pay	$2,004,122	$4,108,348	$11,382,991
Total Shareholder Return(1)	(37.55)%	41.01%	64.12%
(1) Data provided by S&P Capital IQ.

THE HARTFORD FINANCIAL SERVICES GROUP, INC.    8

Compensation Best Practices

The Committee regularly reviews best practices in governance and executive compensation. The Company’s current best practices and policies include the following:

Broad incentive compensation recoupment (or “claw-back”) policy

90% of CEO target annual compensation and 80% of other NEO target annual compensation variable with performance, including stock price performance

CEO and all of his direct reports (collectively, the “Senior Executives”) eligible for the same benefits as full-time employees, including health, life insurance, disability and retirement benefits

Severance benefits payable upon a change of control do not exceed 2x the sum of base pay plus target bonus (at or below market)

Double trigger requirement for change of control benefits and vesting of equity awards (so long as the awards are assumed or replaced with substantially equivalent awards)

No excise tax gross-up provisions upon a change of control

No individual employment agreements

Independent Committee compensation consultant performs services only for the Committee

Comprehensive risk mitigation in plan design and annual review of compensation plans, policies and practices

Employees and directors prohibited from hedging unvested portions of equity or equity-linked awards; Senior Executives also prohibited from hedging equity or equity-linked awards held to meet applicable ownership guidelines

Senior Executives prohibited from pledging securities

Executive perquisites are limited and reviewed annually by the Committee

Stock ownership by directors and Senior Executives reviewed annually against Company guidelines

Compensation peer groups evaluated periodically to align with investor expectations and changes in the Company’s businesses and market practice

Competitive burn rate and dilution for equity program

Annual shareholder engagement program to obtain valuable feedback on the Company’s compensation programs and governance practices

CEO succession plan reviewed annually by the independent directors with the CEO

In furtherance of its commitment to good governance practices, The Hartford 2010 Incentive Stock Plan and the proposed 2014 Incentive Stock Plan do not allow the following:

Granting of stock options with an exercise price less than the fair market value of the Company’s common stock (the “Common Stock”) on the date of grant

Re-pricing (reduction in exercise price) of stock options

Underwater cash buy-outs

Inclusion of reload provisions in any stock option grant

Payment of dividends on unvested performance shares

THE HARTFORD FINANCIAL SERVICES GROUP, INC.    9

Board Nominees

The Board met nine times during 2013 and each of the Company’s directors attended 75% or more of the aggregate number of meetings of the Board and the committees on which he or she served. The average attendance of all directors at Board and committee meetings was 96%. The following table provides summary information on each director nominee. For more detail on each director nominee, see pages  23-27 of the Proxy.

		Director		Independent		Current Committee	Other Current
Name	Age	since	Experience	Yes	No	Memberships(1)	Public Company Boards
Robert B. Allardice III	67	2008	Former regional CEO, Deutsche Bank Americas	X		• Audit*
						• FIRMCo
Trevor Fetter	54	2007	President and CEO, Tenet Healthcare	X		• Comp*	•	Tenet Healthcare
						• FIRMCo
Liam E. McGee	59	2009	Chairman, President and CEO, The Hartford		X	• FIRMCo

Kathryn A. Mikells	48	2010	CFO, Xerox	X		• Comp
						• FIRMCo
Michael G. Morris	67	2004	Non-Executive Chairman, and former President and CEO, American Electric Power Company	X		• Audit	•	Alcoa
						• FIRMCo	•	American Electric Power Company
						• NCG	•	Limited Brands
							•	Spectra Energy
Thomas A. Renyi(2)	68	2010	Former Executive Chairman, Bank of New York Mellon; former Chairman and CEO, Bank of New York Company	X		• Comp	•	Public Service Enterprise Group
						• FIRMCo	•	Royal Bank of Canada

Julie G. Richardson	51	2014	Senior Advisor, Providence Equity Partners	X		• Audit
						• FIRMCo
Virginia P. Ruesterholz	52	2013	Former Executive Vice President, Verizon Communications	X		• Audit	•	Frontier Communications
						• FIRMCo

Charles B. Strauss	71	2001	Former President and CEO, Unilever U.S.	X		• Audit
						• FIRMCo*
						• NCG
H. Patrick Swygert	71	1996	President Emeritus and professor emeritus, Howard University	X		• Comp	•	United Technologies Corporation
						• FIRMCo
						• NCG*
*	Denotes committee chairman
(1)	Full committee names are as follows:
Audit – Audit Committee
Comp – Compensation and Management Development Committee
FIRMCo – Finance, Investment and Risk Management Committee
NCG – Nominating and Corporate Governance Committee
(2)	Mr. Renyi serves as the presiding director. For more details on the presiding director’s role, see page 15 of the Proxy.

THE HARTFORD FINANCIAL SERVICES GROUP, INC.    10

THE HARTFORD’S VISION